For Immediate Release

Contacts:
Peerless Systems Corporation:
William R. Neil
Chief Financial Officer
(310) 536-0908 ex 3146

Peerless Systems Corporation Announces Business Update

EL SEGUNDO, Calif., October 27, 2010 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, announced today that it anticipates that its revenues for the quarter ending October 31, 2010 will be in the range of $2.4 to $2.6 million and its gross profits for the quarter are expected to be in the range of $1.5 to $1.7 million.  Approximately 70-75% of the estimated revenues for the quarter are for non-recurring sales of perpetual licenses.

The Company commenced a tender offer on October 5, 2010 to repurchase from its stockholders up to $45 million of its common stock at a price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 1, 2010 (“Offer to Purchase”), and the related Letter of Transmittal.  The tender offer will remain open until 5:00 p.m., New York City time, on November 4, 2010, unless extended by the Company.  Under the terms of the offer, stockholders may tender all or a portion of their shares.  If the offer is oversubscribed by stockholders, the Company will purchase shares on a pro rata basis in accordance with the number of shares tendered, with appropriate adjustments to avoid purchases of fractional shares until the Company has purchased 13,846,153 shares.

Neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender and, if so, how many shares to tender, or to refrain from tendering their shares. Stockholders should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal, consult with their own financial and tax advisors, and make their own decisions about whether to tender shares, and, if so, how many shares to tender.  The tender offer is subject to market, economic and business conditions affecting the Company and other customary conditions.

This press release and the discussion of the tender offer included in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of the Company's common stock. The offer to purchase and the solicitation of the Company's common stock is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal and other related materials that were mailed to all stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully because they include important information, including the various terms of, and conditions to, the tender offer. The Company filed a Tender Offer Statement on Schedule TO with the SEC on October 4, 2010, as amended on October 8, 2010. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and other related materials) are available to stockholders at no charge at the SEC's website at www.sec.gov, or the Investor Relations section of the Company's website located at www.peerless.com or from D. F. King & Co. Inc., the Information Agent for the tender offer, by calling collect at (212) 269-5550.  Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Mita Corporation.  Peerless retains the rights to continue licensing these technologies to customers in the digital document markets.  Peerless intends to use its cash on hand to explore investment opportunities that it believes will enhance stockholder value.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company’s ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company’s current licensing business, and the effects of the Company’s downsizing.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K and the section entitled “Forward Looking Statements” in the Offer to Purchase.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.